ARTICLES OF AMENDMENT AND RESTATEMENT
                                     of the
                            ARTICLES OF INCORPORATION
                                       of
                               KOGER EQUITY, INC.


         1. These Articles of Amendment amend and restate the Amended and Restated Articles of Incorporation of Koger Equity, Inc.

         2. The preamble to Article V and Paragraph A. of Article V of the Amended and Restated Articles of Incorporation of Koger Equity, Inc. are hereby amended and restated to read:

                            ARTICLE V - CAPITAL STOCK

         The total number of shares of stock that this corporation shall have authority to issue is 100,000,000 shares of Common Stock, each of which shall have a par value of $.01 per share (the "Common Stock") and 50,000,000 shares of Preferred Stock, each of which shall have a par value of $.01 per share (the "Preferred Stock"). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have such voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this corporation and each share of Common Stock shall be entitled to one vote.

         Except as otherwise provided in the Articles of Incorporation and subject to the rights of the holders of Preferred Stock, the following is a description of the voting rights, limitations as to dividends, preemptive rights, restrictions, and terms and conditions of redemption of the Common Stock of the Company:


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(A) Voting Rights
    -------------

     At every annual or special meeting of stockholders of the Company, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the stockholder's name on the books of the Company in the election of directors and upon all other matters submitted to a vote of the stockholders of the Company.

         3. The foregoing amendment was adopted by a vote of the holders of a majority of this Corporation's outstanding shares of Common Stock, par value $.01 per share (the "Shares"), voted at this corporation's annual meeting of shareholders held on May 10, 1994, at which a quorum was present. The Shares were the only securities of this Corporation authorized to vote on this matter.

4. The number of votes cast for this Amendment by the holders of the Shares was sufficient for the approval of this Amendment.

         5. Attached hereto as Exhibit A and by this reference made a part hereof, are the Amended and Restated Articles of Incorporation of Koger Equity, Inc. filed for the purpose of reflecting the amendment to Article V, set forth in Paragraph 2. above, which amendment was approved by shareholders. This restatement does not require the approval of shareholders, but was adopted by the Board of Directors at their meeting held on May 10, 1994, at which a quorum was present and acting.

         6. The attached Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.


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         IN WITNESS WHEREOF, the undersigned President and the Secretary of this
Corporation have executed these Articles of Amendment, this 10th day of May, 1994.

                                            KOGER EQUITY, INC.

Attest:

--------------------------------            -----------------------------
W. Lawrence Jenkins                          Irvin H. Davis
Secretary                                    President and Chief Executive
                                             Officer


STATE OF FLORIDA

COUNTY OF DUVAL

         BEFORE ME, a notary public authorized to take acknowledgements in the state and county set forth above, personally appeared IRVIN H. DAVIS and W. LAWRENCE JENKINS, known to me and known by me to be the persons who executed the foregoing Articles of Amendment, and they acknowledged before me that they executed these Articles of Amendment.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 10th day of May, 1994.



                             ------------------------------
                             Notary Public, State of
                             Florida at Large

                             My Commission Expires:



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